Exhibit 99.1

THE MIDDLEBY CORPORATION

1400 Toastmaster Drive, Elgin, Illinois 60120 • (847) 741-3300

The Middleby Corporation Announces 4th Quarter Earnings Release Date
and Preliminary Financial Highlights

Elgin, IL, February 29, 2012 – The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice and food processing industries, today reported that it will release its 2011 fourth quarter and full year results on
March 15, 2012, followed by a conference call on March 16, 2012.

The release of the company’s fourth quarter results will be delayed due to additional time required to complete the financial reporting process, resulting from significant acquisition activities during fiscal 2011.  The company is filing today a Form 12b-25 with the SEC relating to its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.  This filing automatically extends the February 29, 2012 filing due date for up to 15 calendar days under SEC rules.  Middleby intends to file its Form 10-K with the SEC within this extension period.

2011 Fourth Quarter Preliminary Financial Highlights

•	Net sales increased 17.6% in the fourth quarter of 2011 over the prior year period. Excluding the impact of acquisitions, sales increased 5.9% during the fourth quarter.

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Net sales at the company’s Commercial Foodservice Equipment Group in the fourth quarter increased 25.1% over the prior year period.  Excluding the impact of acquisitions, sales increased 15.9% over the prior year period.  Revenue from the Commercial Foodservice Equipment Group continues to reflect growing sales with chain restaurant customers as they upgrade equipment and adopt new technologies to improve the efficiency of store operations.  The company also continued to realize strong international growth, reflecting increased business in emerging markets and market penetration resulting from investments in the company’s expanding international selling organization.

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Net sales at the company’s Food Processing Equipment Group in the fourth quarter decreased by 8.9%.  Excluding acquisitions, net sales for the group declined 28.6%, as compared to a record fourth quarter in 2010.  In the prior year, numerous customer projects, which had been deferred in 2008 and 2009 during the economic downturn, were realized resulting in higher revenues.  Despite the sales decline, the incoming order rate during the fourth quarter and second half of 2011 increased by more than 20%, reflecting strong demand from food processors looking to expand and modernize existing plant operations and new customers developing processing operations overseas due to growing demand for precooked and preprocessed foods in developing markets.

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Debt at December 31, 2011 was $317.3 million as compared to $303.6 at the end of the 2011 third quarter.  The net increase in debt of $13.7 million during the fourth quarter reflects investments of $69.0 million to fund the acquisitions of Drake and Armor Inox, offset by $55.3 million in debt reductions primarily from cash flows generated from business operations.

Company Statements and Information

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter Hoffmann®, CookTek®, CTX®, Doyon®, frifri®, Giga®, Holman®, Houno®, IMC®, Jade®, Lang®, Lincat®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment®, and RapidPak®. The Middleby Corporation has been recognized by Forbes Magazine as one of the Best Small Companies every year since 2005, most recently in October 2011.

For more information about The Middleby Corporation and the company brands, please visit www.Middleby.com

Contacts:

Timothy J. Fitzgerald, Chief Financial Officer (847) 429-7744

Darcy Bretz, Director of Investor Relations (847) 429-7756